Exhibit 8.2

[Letterhead of Robinson & Cole LLP]

                                                                                                                                              October 30, 2003

FuelCell Energy, Inc.
3 Great Pasture Road
Danbury, Connecticut 06813

Dear Sirs/Mesdames:

                    Re:  Form S-3 Registration Statement

                    We participated in the preparation of the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission with respect to the shares of the common stock of FuelCell Energy, Inc. (the "Company") issuable upon exchange or redemption of the exchangeable shares of FCE Canada Inc., an  indirect wholly-owned Canadian subsidiary of the Company, and issuable upon conversion of Series 2 Preferred Shares issued by Global Thermoelectric Inc., a consolidated subsidiary of the Company, including the discussion set forth in the Registration Statement under the heading "Income Tax Considerations; U. S. Federal Income Tax Considerations."  The discussion and the legal conclusions with respect to United States federal tax matters set forth therein reflect our opinion, and we believe they are accurate and complete in all material respects.

                    We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as part of the Registration Statement.

Yours very truly,

/s/ Robinson & Cole LLP
Robinson & Cole LLP